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                                   EXHIBIT 14

                                CITIZENS BANCORP
                                       AND
                                  CITIZENS BANK

                              CODE OF ETHICS POLICY

OVERVIEW

The honesty, integrity and sound judgment of the Executive Officers and Directors is fundamental to the reputation and success of Citizens Bancorp and Citizens Bank (jointly referred to as the "Company"). As part of the Company's leadership team, the Executive Officers and Directors are vested with both the responsibility and authority to protect, balance, and preserve the interests of the Company's shareholders, clients, employees, and citizens of the communities in which business is conducted. The Executive Officers and Directors fulfill this responsibility by prescribing and enforcing the policies and procedures employed in the operation of the Company's financial organization and reporting. The Company has an Employee Manual which defines various codes of conduct applicable to its officers and employees. The Executive Officers are required to adhere to all codes of conduct as set forth in the Employee Manual. In addition, the Executive Officers and Directors are required to adhere to an additional Code as set forth below (the "Code of Ethics Policy").

CODE OF ETHICS POLICY

                                  APPLICABILITY

This Code of Ethics Policy applies to the following Executive Officers and Directors

         -        Chief Executive Officer

         -        Chief Financial Officer

         -        Chief Lending Officer

         -        Chief Marketing Officer

         -        Chief Operating Officer

         -        Citizens Bancorp and Citizens Bank Directors

The Executive Officers and Directors will fulfill their responsibilities by striving toward and promoting:

1. The highest standard of honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2. Full, fair, accurate, timely, and understandable disclosure in all public communications made by the Company and in all reports and documents that the Company files with, or submits to State, or Federal regulatory agencies;

3.   Compliance with all applicable governmental laws, rules and regulations;

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4.   The prompt internal reporting of violations of this Code of Ethics Policy to an appropriate person or persons identified in this Code of Ethics Policy; and

5.   Accountability for adherence to this Code of Ethics Policy.

REQUIREMENTS FOR THE EXECUTIVE OFFICERS:

1. The Executive Officers and Directors are responsible for full, fair, accurate, timely, and understandable disclosure in the periodic reports and proxy statements required to be filed by the Company with State and Federal regulatory agencies. Accordingly, the Executive Officers and Directors shall promptly bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and to otherwise assist the Audit Committee in fulfilling its responsibilities.

         In addition, in order to cultivate full, fair, accurate, timely, and understandable disclosure in all public communications made by the Company and in all reports and documents that the Company files with, or submits to, State and Federal regulatory agencies, the Executive Officers and Directors:

         (a) Act in good faith, with due care, competence and diligence, without misrepresenting material facts or allowing independent judgment to be subordinated;

         (b) Provide colleagues with information that is accurate, complete, objective, relevant, timely and understandable; and

         (c) Share knowledge and maintain skills necessary and relevant to the Company's needs.

2. The Executive Officers and Directors must act at all times in an honest and ethical manner. The Executive Officers and Directors shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

3. The Executive Officers and Directors must avoid actual or apparent conflicts of interest, including those arising in personal and professional relationships. The Executive Officers and Directors shall promptly bring to the attention of the Company's CEO or Board Chairman and, if not promptly and appropriately acted upon, then to the Audit Committee any information he or she may have that impacts the full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with State or Federal regulatory agencies and in other public communications made by the Company or that impacts the Company's internal controls, including any actual or apparent conflicts of interest between personal and professional relationships involving any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

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4.       The Executive Officers and Directors must comply with applicable governmental laws, rules and regulations. The Executive Officers and Directors shall promptly bring to the attention of the Company's Chief Executive Officer or Board Chairman and, if not promptly and appropriately acted upon, then to the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code of Ethics Policy.

5. The Chief Executive Officer and Chief Financial Officer bear particular responsibility for the compliance by the Company with the financial reporting requirements of the securities laws to which the Company is subject. Accordingly, and in compliance with Section 304 of the Sarbanes-Oxley Act of 2002, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, the Chief Executive Officer and Chief Financial Officer shall each reimburse the Company for (a) any bonus or other incentive-based or equity-based compensation received by him or her from the Company during the 12-month period following the first public issuance or filing with State or Federal regulatory agencies (whichever occurs first) of the financial document embodying such financial reporting requirement, and (b) any profits realized from the sale of securities of the Company during that 12-month period. The provisions of this paragraph are not exclusive and apply in addition to any other remedies the Company may have, whether by law, agreement, policy, or otherwise, against either of the Chief Executive Officer and Chief Financial Officer as a result of any misconduct by him or her related to such an accounting restatement or the circumstances giving rise to such an accounting restatement.

6. The Executive Officers and Directors agree not to become employees of the Company's independent auditing firm for a period of one (1) year following termination of employment with the Company, or such other period as may be prescribed from time to time by the Securities and Exchange Commission as the requisite "cooling-off" period under its rules regarding auditor independence, in order to ensure the continued independence of such firm.

ADMINISTRATIVE MATTERS:

1. The Audit Committee shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics Policy by the Executive Officers and Directors. The Audit Committee shall design such actions to reasonably deter wrongdoing and to promote accountability for adherence to this Code of Ethics Policy, and may include written notice to the individual involved that the Committee has determined that there has been a violation, censure by the Committee, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Committee), and termination of the individual's employment. In determining what action is appropriate in a particular case, the Audit Committee or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as

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         to the proper course of action and whether or not the individual in question had committed other violations in the past.

2. The Company will make this Code of Ethics Policy available to the public through one or more of the following methods:

         (a) Filing as an exhibit to the Company's Annual Report to Shareholders beginning with the year ended December 31, 2003 (the "2003 Annual Report"); or

         (b)      Posting on the Company's Internet website
                  (www.citizensEbank.com) together with disclosure in the Company's 2003 Annual Report, of the Internet website address and the fact that the Company has posted this Code of Ethics Policy on its Internet website.

3. The Audit Committee shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics Policy. Any waiver, including an implicit waiver, shall be promptly disclosed to the full Board. Such disclosure shall include a brief description of the nature of the waiver, the name of the person to whom the waiver was granted, and the date of the waiver. For purposes of such disclosure, the term "waiver" means the approval by the Audit Committee of a material departure from a provision of this Code of Ethics Policy, and the term "implicit waiver" means the Audit Committee's failure to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics Policy that has been made known to an executive officer of the Company.

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